Exhibit 10.61

SIXTH AMENDMENT TO
THE ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN
(amended and restated as of January 1, 2008)

ADS Alliance Data Systems, Inc. hereby adopts this Amendment No. 6 to the Alliance Data Systems 401(k) and Retirement Savings Plan, amended and restated as of January 1, 2008 (the “Plan”), effective as of January 1, 2009, in order to comply with the requirements of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”).

1.	Section 9.5 of the Plan shall be amended by adding the following new language at the end thereof:

Notwithstanding the prior provisions of this section, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the participant and the participant’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions.  Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence.

IN WITNESS WHEREOF, this amendment has been executed on this 31st day of October, 2011, but effective as provided above.

ADS ALLIANCE DATA SYSTEMS, INC.

By:	/s/ Calvin Hilton